UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information was distributed or made available on or after March 7, 2014 by CME Group Inc. to its Class B shareholders:

March 7, 2014

To our Class B Shareholders and our Members:

As described in the preliminary proxy statement we filed today with the Securities and Exchange Commission, we are seeking shareholder approval at our 2014 annual meeting to amend our Certificate of Incorporation to modify the director election rights of certain of our Class B shareholders to further reduce the size of our Board of Directors.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

In summary the proposal provides for:

•	A decrease in the number of “Class B directors” from six to three.

•	The consolidation of our three separate Class B Nominating Committees into a single Class B Nominating Committee.

•	The new Class B Nominating Committee will include two members from each of the Class B-1, Class B-2 and Class B-3 shareholders.

•	Class B director nominees would be required to be the owner or recognized owner of any shares of Class B-1, Class B-2 or Class B-3.

•	The Class B directors would be elected by the Class B-1, Class B-2 and Class B-3 shareholders voting together as a single class using our established weighted voting for member “core right” matters.

Effective with the 2014 annual meeting, our Board will be reduced by five members to 24. The Board believes this proposal will enable us to create a desirable balance between maintaining representation by our member community, as well as enhancing our ability to constitute an appropriately sized board with the diverse expertise and experience necessary for the continued growth of our business. While the Board remains committed to strong representation from our members, as that community provides critical expertise regarding the operation of our markets, the Board believes the Company can continue to leverage that valuable skill set with three Class B directors.

The proposal is described in more detail in Item 6 beginning on page 30 of the preliminary proxy statement. Additional information on the proposal is also included with this letter. Questions about the proposal may be directed to directors@cmegroup.com.

We expect to mail the definitive proxy statement in mid-April to all shareholders as of the record date. All Class B shareholders are advised to read the proxy statement in its entirety because it will contain important information about the proposal.

Sincerely,

Terrence A. Duffy	Phupinder S. Gill
Executive Chairman and President	Chief Executive Officer

* * *

CME Group Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the Annual Meeting of Shareholders to be held on May 21, 2014. In addition, CME Group Inc. will be filing a definitive proxy statement and other relevant documents concerning the Annual Meeting with the SEC. Shareholders are urged to read the preliminary proxy statement, the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The preliminary proxy statement and the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group, Shareholder Relations, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the preliminary proxy statement and the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

CME Group Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposals contained in the definitive proxy statement. Information concerning the participants in the solicitation is set forth in the preliminary proxy statement filed by CME Group Inc. with the SEC on March 7, 2014.

QUESTIONS AND ANSWERS REGARDING THE PROPOSAL

The following is a summary of the key terms and conditions of the proposal included as Item 6 in CME Group’s preliminary proxy statement, filed with the Securities and Exchange Commission on March 7, 2014. This summary does not contain all of the information that may be important to you. You are urged to read the text of the proposal and the proposed amendments to the CME Group Certificate of Incorporation and Bylaws in their entirety.

As described in the preliminary proxy statement, the Board is seeking an amendment to its Certificate of Incorporation to modify the director election rights of certain Class B shareholders to reduce the size of the Board. Effective has of the 2014 annual meeting, the number of Equity directors will be reduced by five.

What are the key elements of the proposal?

The Board is seeking shareholder approval to adopt amendments to the Certificate of Incorporation to:

•	Decrease the number of “Class B directors” from six to three.

•	Consolidate our existing three separate Class B Nominating Committees into a single Class B Nominating with two members from each of Class B-1, Class B-2 and Class B-3 shareholders.

•	Have the Class B director be the owner or recognized owner of any class of Class B stock from Class B-1, Class B-2 or Class B-3.

•	Class B directors would be elected by the Class B-1, Class B-2 and Class B-3 shareholders voting together as a single class using our established weighted voting for member “core right” matters.

How will the nomination and election process work if the proposal is approved?

Current Provisions
Number of Directors	Candidates Nominated By	Elected By	Votes

3	Class B-1 Nominating Committee (five members)	Class B-1 Shareholders	1 vote per share

2	Class B-2 Nominating Committee (five members)	Class B-2 Shareholders	1 vote per share

1	Class B-3 Nominating Committee (five members)	Class B-3 Shareholders	1 vote per share
Total Six

After Approval of the Proposal
Number of Directors	Candidates Nominated By	Elected By	Votes

3	Single Class B Nominating Committee (six members): • Two Class B-1 members • Two Class B-2 members • Two Class B-3 members	Class B-1 shareholders, Class B-2 shareholders and Class B-3 shareholders voting together as a single class	• Class B-1/Six votes per share • Class B-2/Two votes per share • Class B-3/One vote per share

Total Three

What are the approval requirements for the proposal?

Because the change in election rights is in the form of an amendment to our Certificate of Incorporation it will require the approval from the Class A shareholders and Class B shareholders voting together as a single class. Additionally, because the proposal impacts the rights of the Class B-1, Class B-2 and Class B-3 shareholders, each class of Class B-1, Class B-2 and Class B-3 shareholders must approve the proposal voting separately.

Does the proposal change the CME member “core rights”?

No. The proposed amendments to the Certificate of Incorporation do not impact the existing core rights.

If the proposal is approved, how will the Class B shares be voted in the election?

If approved, the weighted voting currently in place for votes on core right issues will be used in the election of Class B directors. Set forth in the following table are the relative vote percentages of the Class B shareholders under the proposal. As is the case with core rights, if all Class B-1 shareholders vote together for each candidate, they would exercise control over the voting outcome.

	Votes Per Share	Total Class Votes	Percentage of Total Voting Power in the Election
Class B-1	6	3,750	56%
Class B-2	2	1,626	24%
Class B-3	1	1,287	19%

In the election of the Class B Nominating Committee, Class B-1, Class B-2 and Class B-3 shareholders will each have one vote to elect two members from each class to the consolidated Class B Nominating Committee from four nominees who are shareholders of their particular class.

How many shareholders must vote FOR the proposal for it to be approved?

The approval of the proposal is contingent upon receiving ALL of the following approvals:

•	A “FOR” vote from the holders of a majority of the outstanding Class B-1 shares, as a single class (Class B-1 Approval), with each shareholder having a single vote per share;

•	A “FOR” vote from the holders of a majority of the outstanding Class B-2 shares, as a single class (Class B-2 Approval), with each shareholder having a single vote per share;

•	A “FOR” vote from the holders of a majority of the outstanding Class B-3 shares, as a single class (Class B-3 Approval), with each shareholder having a single vote per share; and

•	A “FOR” vote from the holders of a majority of the outstanding Class A and Class B common stock, voting together as a single class, with each shareholder having one vote per share (Common Stock Approval).

Why is the Board recommending the amendments to change the Class B director election process?

The Company’s profile has changed significantly since the right to elect six directors was instituted. Now CME Group includes four separate exchanges with four separate membership groups and operates a significantly expanded global business. The Board believes the proposal creates a desirable balance between maintaining member community board representation and enhancing our ability to constitute an appropriately sized board with the most relevant and diverse expertise necessary for the success of our business. In connection with recommending its slate of Equity directors, the Board took steps to reduce its size to 24 following the 2014 annual meeting. The proposal will also allow the consolidated Class B Nominating Committee to select candidates from the community at large regardless of their particular class which results in more flexibility to nominate the most qualified candidates.

What is the “alternative” described in the proposal?

We are seeking additional flexibility to decrease the number of Class B directors in the event we receive all of the approvals previously described, except for the Class B-3 Approval. In such event, the Board would have the discretion to adopt an amendment to our Certificate of Incorporation which would provide:

•	Class B-1 and Class B-2 shareholders would, voting as a single class, elect two directors.

•	Class B-1 shares would be entitled to three votes per share, while Class B-2 shares would have one vote per share, in the election of the two directors.

•	The existing rights of the Class B-3 shareholders would remain as is.

If the “alternative” were to be approved and implemented, how would the nomination and election process work?

Current Provisions
Number of Directors	Candidates Nominated By	Elected By	Votes

3	Class B-1 Nominating Committee (five members)	Class B-1 Shareholders	1 per share

2	Class B-2 Nominating Committee (five members)	Class B-2 Shareholders	1 per share

1	Class B-3 Nominating Committee (five members)	Class B-3 Shareholders	1 per share

Total Six

After Board Restructuring Alternative
Number of Directors	Candidates Nominated By	Elected By	Votes

2	Single Class B-1/B-2 Nominating Committee (four members): • Two Class B-1 members • Two Class B-2 members	Class B-1 shareholders and Class B-2 shareholders voting together as a single class	• Class B-1/Three votes per share • Class B-2/One vote per share

1	Class B-3 Nominating Committee (five members)	Class B-3 Shareholders	1 per share

Total Three

What changes are being made to the petitioning process?

No changes are being made to the process for petitioning to be included as a Class B-1, Class B-2 or Class B-3 director nominee. The amendments to the Certificate of Incorporation do include the elimination of the ability to petition as a nominee for the Class B-1, Class B-2 and Class B-3 Nominating Committees because such provisions have not been utilized in the past.